Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SVF Investment Corp. 3 on Amendment No. 1 to Form S-4 (File No. 333-262529) of our report dated March 23, 2022, which includes an explanatory paragraph as to SVF Investment Corp. 3’s ability to continue as a going concern with respect to our audit of the financial statements of SVF Investment Corp. 3 as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from December 11, 2020 (inception) through December 31, 2020, which report appears in the Proxy Statement / Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 23, 2022